Exhibit 99.1

STEINER LEISURE LIMITED
Post Office Box N-9306
Suite 104A
Nassau, The Bahamas

For Release: IMMEDIATELY

Contact:    Leonard I. Fluxman, President and Chief Executive Officer (305) 358-9002, ext. 215

Steiner Leisure Limited Announces Record Fourth Quarter and 2005 Financial Results

NASSAU, THE BAHAMAS, March 1, 2006 - Steiner Leisure Limited (NASDAQ: STNR) today announced financial results for the fourth quarter and year ended December 31, 2005.

Financial Results

Steiner Leisure's revenues for the fourth quarter ended December 31, 2005 rose 15.6% to $101.1 million from $87.5 million during the comparable quarter in 2004. Income from continuing operations, before discontinued operations for the fourth quarter, was $10.8 million compared with $10.0 million for the same quarter in 2004. The income from continuing operations before discontinued operations for the fourth quarter of 2004 included a gain of approximately $1.5 million related to the sale of the Company's 49% ownership interest in each of two entities that operate resort spas in Thailand and China, respectively, to the 51% owner thereof.

During the fourth quarter of 2005, the Company reversed a liability relating to its discontinued day spa operations resulting in a discontinued operations gain of $800,000.

Earnings per share before discontinued operations for the fourth quarter ended December 31, 2005 was $0.61 per share, compared with $0.55 per share for the comparable quarter in 2004. The earnings per share before discontinued operations for the fourth quarter of 2004 included $0.08 related to the sale of the Company's ownership interest discussed above. The earnings per share data are presented on a diluted basis.

Revenues for the year ended December 31, 2005, rose 16.3% to $397.2 million from $341.5 million in 2004. Income from continuing operations, before discontinued operations for the year ended December 31, 2005, was $40.4 million, compared with $35.9 million in 2004.

Earnings per share before discontinued operations for the year ended December 31, 2005 was $2.23 per share compared with $2.03 per share in 2004. The above earnings per share data are presented on a diluted basis.

Leonard I. Fluxman, President and Chief Executive Officer of Steiner Leisure, commented "We are very pleased with our record fourth quarter and annual financial results. The strong execution by our personnel allowed us to generate strong earnings growth and cash flow in 2005."

Corporate Overview

Steiner Leisure Limited is a worldwide provider of spa services. The Company's operations include spas and salons on 122 cruise ships, and in 56 resort spas and two luxury day spas. Our cruise line and land-based resort customers include Carnival Cruise Lines, Caesars Entertainment, Celebrity Cruises, Crystal Cruises, Cunard/Seabourn Cruise Lines, Hilton Hotels, Holland America Line, Kerzner International, Marriott Hotels, Norwegian Cruise Lines, Princess Cruises and Royal Caribbean Cruises. Our Elemis Limited subsidiary manufactures its Elemis® brand products for use in our cruise ship and land-based spas. This top quality European line of beauty products is also distributed worldwide to exclusive hotels, salons, health clubs and destination spas. Elemis®, as well as other Steiner products, including La Therapie®, Ionithermie, and Steiner Hair Care, are available at www.timetospa.com>

Steiner Leisure also owns and operates three post secondary schools (comprised of a total of seven campuses) located in Miami, Fort Lauderdale, Orlando and Sarasota, Florida; Baltimore, Maryland; York, Pennsylvania and Charlottesville, Virginia. Offering degree and non-degree programs in massage therapy and skin care, these schools train and qualify spa professionals for health and beauty positions within the Steiner family of companies or other industry entities.

Conference Call

The Company will be holding a conference call at 11:00 am (EST) on Thursday, March 2, 2006. Clive E. Warshaw, Chairman of the Board, and Leonard I. Fluxman, President and Chief Executive Officer, will discuss the contents of this press release.

If you wish to participate in this conference call, please call (706) 679-5917 for domestic and international calls approximately five minutes before the scheduled time. This call is available for replay from Thursday. March 2, 2006 (approximately 3 hours after the call takes place) until Wednesday, March 8, 2006 at 11:00 pm. You may reach it by dialing (706) 645-9291 for both domestic and international calls. The conference ID # is 5180283.

SELECTED FINANCIAL DATA

($ in thousands, except per share data)

(Unaudited)

	Fourth Quarter Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Revenues:
Services	$67,259	$58,912	$268,401	$233,350
Products	33,879	28,546	128,817	108,141
Total revenues	101,138	87,458	397,218	341,491

Cost of Sales:
Cost of services	54,316	47,297	214,022	185,294
Cost of products	24,945	21,548	96,588	80,512
Total cost of sales	79,261	68,845	310,610	265,806
Gross profit	21,877	18,613	86,608	75,685

Operating Expenses:
Administrative	5,002	5,153	20,837	18,493
Salary and payroll taxes	5,290	4,225	22,348	18,838
Total operating expenses	10,292	9,378	43,185	37,331
Income from continuing operations	11,585	9,235	43,423	38,354

Other Income (Expense):
Interest expense	(82)	(47)	(275)	(1,525)
Equity and minority interest	--	--	--	292
Other income	220	1,593	553	1,679
Total other income (expense)	138	1,546	278	446

Income from continuing operations before provision for income taxes and discontinued operations	11,723	10,781	43,701	38,800

Provision for income taxes	885	753	3,302	2,912

Income from continuing operations before discontinued operations	10,838	10,028	40,399	35,888

Income from discontinued operations (which includes gain on disposal of $239 and $145 for the three months and year ended December 31, 2004), net of taxes	788	210	769	90

Net income	$11,626	$10,238	$41,168	$35,978

Income per share-Basic:
Income before discontinued operations	$0.63	$0.57	$2.32	$2.12
Income from discontinued operations	0.05	0.02	0.04	0.01
	$0.68	$0.59	$2.36	$2.13

Income per share-Diluted:
Income before discontinued operations	$0.61	$0.55	$2.23	$2.03
Income from discontinued operations	0.04	0.01	0.04	0.01
	$0.65	$0.56	$2.27	$2.04

Weighted average shares outstanding:
Basic	17,174	17,458	17,401	16,899
Diluted	17,842	18,359	18,159	17,643

STATISTICS

	Fourth Quarter Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004

Average number of ships served[1]:	112	110	115	109
Spa	82	77	83	75
Non-Spa	30	33	32	34

Average total number of staff on ships served:	1,656	1,493	1,653	1,471
Spa	1,443	1,266	1,424	1,242
Non-Spa	213	227	229	229

Revenue per staff per day[2]:	$450	$428	$455	$427
Spa	$470	$451	$477	$449
Non-Spa	$315	$300	$314	$306

Average weekly revenues:	$46,475	$40,826	$45,721	$40,183
Spa	$57,619	$52,227	$57,508	$51,791
Non-Spa	$15,681	$14,411	$15,571	$14,420

Average number of land-based spas operated[3]	53	51	50	52

Average weekly land-based spas revenues	$25,524	$24,129	$26,441	$24,303

Total schools revenues[4]	$4,393,000	$3,613,000	$17,750,000	$16,866,000

Total wholesale and retail product revenues	$10,481,000	$8,728,000	$36,294,000	$29,019,000

_____________

1 Average number of ships served reflects the fact that during the period ships were in and out of service and, accordingly, the number of ships served during the year varied.

2 Revenue includes all sales of services and products on ships. Staff includes all shipboard employees. Per day refers to each day that a cruise ship is in service.

3 Average number of land-based day spas operated reflects the fact that during the period spas were opened or closed and, accordingly, the number of spas served during the period varied.

4Includes $130,000 and $156,000 for the three months ended December 31, 2005 and 2004, respectively, and $670,000 and $747,000 for the year ended December 31, 2005 and 2004, respectively, relating to the Steiner training school near London, England.